Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-38953 on Form N-1A of our report dated October 29, 2008, relating to the financial statements and financial highlights, of Harris Associates Investment Trust including, The Oakmark Fund, The Oakmark Select Fund, The Oakmark Global Select Fund, The Oakmark Equity and Income Fund, The Oakmark Global Fund, The Oakmark International Fund and The Oakmark International Small Cap appearing in the Annual Report on Form N-CSR of Harris Associates Investment Trust for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

January 26, 2009